Exhibit 99.3
CELERO ENERGY, LP
POSTLE PROPERTIES
Statements of Revenues and Direct Operating Expenses
Six months ended June 30, 2005 and
each of the years in the three year period ended December 31, 2004
(With Report of Independent Registered Public
Accounting Firm Thereon)

Independent Auditor’s Report
The Partners
Celero Energy, LP:
We have audited the accompanying statements of revenues and direct operating expenses of the oil and gas properties (the Postle Properties) acquired in July 2004 by Celero Energy, LP (the Company) for the six months ended June 30, 2005 and each of the years in the three-year period ended December 31, 2004. These statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and direct operating expenses are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
The accompanying statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in note 1 and are not intended to be a complete presentation of the Company’s interests in the Postle Properties.
In our opinion, the statements of revenues and direct operating expenses referred to above present fairly, in all material respects, the revenues and direct operating expenses of the Postle Properties for the six months ended June 30, 2005 and each of the years in the three-year period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.
/s/ KPMG LLP
August 11, 2005

CELERO ENERGY, LP
POSTLE PROPERTIES
Statements of Revenues and Direct Operating Expenses
(In thousands)

	Six months
	ended June 30,	Year ended December 31
	2005	2004	2003	2002
Revenues — Oil and gas production	$38,131	60,703	50,019	54,233

Direct operating expenses:
Lease operating expenses	9,376	14,610	17,194	14,754
Production and other taxes	2,677	3,115	3,374	3,622

	12,053	17,725	20,568	18,376

Revenues in excess of direct operating expenses	$26,078	42,978	29,451	35,857

See accompanying notes to statements of revenues and direct operating expenses.

Celero Energy, LP
Postle properties
Notes to Statements of Revenues and Direct Operating Expenses
Six months ended June 30, 2005 and
each of the years in the three year period ended December 31, 2004
(1)	Basis of Presentation

In July 2004, Celero Energy, LP (Celero) acquired certain producing oil and gas properties from ExxonMobil Oil Corporation and a gas plant from Eagle Rock Operating, LP (collectively the Postle Properties). Eagle Rock Operating, LP acquired the gas plant in January 2004 from Williams Field Services Company.

Oil and natural gas revenues in the accompanying statements of revenues and direct operating expenses are recognized on the sales method. Under this method, revenues are recognized based on actual volumes of oil and gas sold to purchasers. Direct operating expenses are recognized on the accrual method.

During the periods presented, the Postle Properties were not accounted for or operated as a separate division by the owners. Accordingly, full separate financial statements prepared in accordance with generally accepted accounting principles do not exist and are not practicable to obtain in these circumstances.

This statement varies from an income statement in that it does not show certain expenses, which were incurred in connection with the ownership of the Postle Properties, such as general and administrative expenses, and income taxes. These costs were not separately allocated to the Postle Properties in the previous owners’ historical financial records and any pro forma allocation would be both time consuming and expensive and would not be a reliable estimate of what these costs would actually have been had the Postle Properties been operated historically as a stand alone entity. In addition, these allocations, if made using historical general and administrative structures and tax burdens, would not produce allocations that would be indicative of the historical performance of the Postle Properties had they been assets of the buyer, due to the greatly varying size, structure, and operations between the buyer and previous owners. This statement also does not include provisions for depreciation, depletion and amortization as such amounts would not be indicative of future costs and those costs which would be incurred by the buyer upon allocation of the purchase price. Accordingly, the financial statement and other information presented are not indicative of the financial condition and results of operations of the Postle Properties.

(2)	Use of Estimates in the Preparation of Financial Statements

Preparation of the accompanying consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(3)	Supplemental Oil and Gas Reserve Information (Unaudited)

Supplemental oil and natural gas reserve information related to the Postle Properties is reported in compliance with Statement of Financial Accounting Standards No. 69, Disclosures about Oil and Gas Producing Activities (FAS 69). Net proved oil and natural gas reserves of the Postle Properties and the standardized measure of discounted future net cash flows related to those reserves were prepared by Netherland, Sewell & Associates, Inc. as of July 1, 2005.
(Continued)

Celero Energy, LP
Postle properties
Notes to Statements of Revenues and Direct Operating Expenses
Six months ended June 30, 2005 and
each of the years in the three year period ended December 31, 2004
(a)	Estimated Quantities of Proved Oil and Gas Reserves

Proved reserves are estimated quantities of crude oil and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

The following table presents the estimated remaining net proved and proved developed oil and gas reserves attributable to the Postle Properties at December 31, 2002, 2003 2004 and June 30, 2005, along with a summary of changes in the quantities of net remaining proved reserves during the years ended December 31, 2002, 2003 and 2004 and the six months ended June 30, 2005. Production volumes for prior periods were added back to the above referenced reserve amounts as of July 1, 2005 to arrive at reserve totals at January 1, 2002, December 31, 2002, 2003 and 2004.

	Oil and	Natural	Oil
	NGLs	Gas	Equivale nt
	(M Bbls)	(M M cf)	(M BOE)
Proved reserves, January 1, 2002	44,230	14,357	46,623
Production	(2,316)	(9)	(2,317)
Proved reserves, December 31, 2002	41,914	14,348	44,306
Production	(1,719)	(10)	(1,721)
Proved reserves, December 31, 2003	40,195	14,338	42,585
Production	(1,544)	(9)	(1,546)
Proved reserves, December 31, 2004	38,651	14,329	41,039
Production	(772)	(104)	(789)
Proved reserves, June 30, 2005	37,879	14,225	40,250

Proved developed reserves:
December 31, 2002	25,502	9,527	27,090
December 31, 2003	23,783	9,517	25,369
December 31, 2004	22,239	9,508	23,823
June 30, 2005	21,467	9,404	23,034
(Continued)

Celero Energy, LP
Postle properties
Notes to Statements of Revenues and Direct Operating Expenses
Six months ended June 30, 2005 and
each of the years in the three year period ended December 31, 2004
(b)	Standardized Measure of Discounted Future Net Cash Flows of Proved Oil and Gas Reserves

In computing the Standardized Measure, future cash inflows were estimated by applying period-end oil and natural gas prices to the estimated future production of June 30, 2005 proved reserves, as adjusted for production. The average prices used for the June 30, 2005 calculations were $54.08 per Bbl for oil and natural gas liquids and $6.94 per Mcf for natural gas, and the prices used for the December 31, 2004, 2003 and 2002 calculations were $41.36, $30.95 and $29.79 per Bbl for oil and NGLs and $6.18, $5.97 and $4.75 per Mcf for natural gas, respectively. Future cash inflows were reduced by estimated future development, abandonment and production costs based on period-end costs in order to arrive at net cash flow before tax. Future income tax expense has not been considered as the Postle Properties are not a tax paying entity. FAS 69 requires the use of a 10% discount rate.

Discounted future net cash flow estimates like those shown below are not intended to represent estimates of the fair market value of oil and gas properties. Estimates of fair market value should also consider probable reserves, anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair market value is necessarily subjective and imprecise.

The following are Celero’s estimated standardized measure of discounted future net cash flows from proved reserves attributable to the Postle Properties (in thousands):

Future:
Cash inflows	$2,147,193	1,687,266	1,329,761	1,316,787
Production and development costs	(761,970)	(744,257)	(758,427)	(570,015)

	1,385,223	943,009	571,334	746,772

10% annual discount for estimating timing of cash flows	(742,161)	(505,148)	(306,051)	(400,028)

Standardized measure of discounted future net cash flows	$643,062	437,861	265,283	346,744

(4)	Subsequent Events

On July 26, 2005, Celero entered into an agreement whereby it agreed to sell the Postle Properties, effective July 1, 2005, for approximately $343 million. The sales transaction closed in August 2005, and is subject to certain post-closing adjustments.
(Continued)

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